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                                                                   Exhibit 10(R)


                                                                      [CBS LOGO]


CBS CORPORATION            David T. McLaughlin               51 West 52nd Street
                           Chairman                          New York, NY 10019



                                                    CONFIDENTIAL AND PROPRIETARY

                                                                   March 2, 1999


Mr. Louis J. Briskman
Executive Vice President
  and General Counsel
CBS Corporation
51 West 52nd Street
New York, New York  10019

Dear Lou:

         CBS Corporation (the "Company") recognizes the importance of maintaining a high level of executive performance and expertise and of retaining the services of certain Company executives, such as yourself, who are key to the execution of corporate strategy. The purpose of this letter agreement ("Agreement") is to provide an incentive for you to remain with the Company as an executive by providing you with assurances that you will receive certain payments and/or other benefits in the event that your employment with the Company terminates under the circumstances set forth herein, as long as you comply with all of the terms and conditions of the Agreement.

         The Agreement is intended to set forth the terms and conditions to which you and the Company have agreed regarding the termination of your employment under certain circumstances, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         Certain capitalized terms and phrases used in the Agreement are defined in Section 10(c) below.



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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
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         1. Eligibility for Payments and Other Benefits

         (a) Limitations and Conditions. In addition to any further limitations and/or conditions that may be set forth in the Agreement with respect to a particular payment or other benefit, your receipt of any and all payments and other benefits under the Agreement is subject to the limits set forth in Section 7 and subject to your compliance with all of the provisions of Section 8 and the terms and conditions of any applicable plans or programs, as they may be modified hereby, pursuant to which you receive such payments or other benefits.

         (b) Eligibility for Separation Pay and Financial Counseling Benefits Pursuant to Section 2. You will be eligible to receive the separation payment and other separation benefits set forth in Section 2, in lieu of any and all other separation/severance payments or salary continuation payments, if your employment is Terminated after the Effective Date and on or before the fifth anniversary of the Effective Date or such later anniversary of the Effective Date as may be determined from time to time pursuant to the following paragraph (the "Section 2 Final Anniversary Date").

         On March 2 of each year, beginning in 2000, the Section 2 Final Anniversary Date will be automatically extended for one additional year unless, prior to such March 2, the Company notifies you to the contrary in writing.

         (c) Eligibility for Supplemental Pension Payments Pursuant to Section
3. You will be eligible to receive the applicable Supplemental Pension Payments set forth in Section 3(b) or 3(c) if your employment is Terminated at any time after the Effective Date. If, after the Effective Date, you die while an employee of any CBS Company and leave a surviving spouse, your spouse will be eligible to receive the applicable Supplemental Pension Payments set forth in
Section 3(e).

         (d) Eligibility for Certain Welfare Benefits Pursuant to Section 4. You will be eligible to receive the welfare benefits set forth in Section 4 if your employment is Terminated at any time after the Effective Date.

         (e) Eligibility for Stock Option Benefits Pursuant to Section 5. You will be eligible to receive the stock option benefits set forth in Section 5, subject to your compliance with all of the provisions of your Company stock option agreement(s), as modified by the Agreement, if your employment is Terminated at any time after the Effective Date.

         (f) Eligibility for Home Sale Payment Pursuant to Section 6. You will be eligible to receive the home sale payment set forth in Section 6 if (1) your employment is Terminated after the Effective Date and prior to the third anniversary of the Effective
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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 3


Date and (2) within the twenty-four (24) month period after your Termination you either relocate your primary residence out of the New York, New York commuting area or you change your primary residence in the New York, New York commuting area to another residence in the New York, New York commuting area with a price lower than your Cost (as defined in Section 6).

         (g) Mitigation. You will not be required to mitigate the amount of any payment or other benefit provided for in Sections 2, 3, 4, 5 and/or 6, and except as otherwise set forth in Section 4 with respect to certain welfare benefits, the amount of any payments and/or other benefits which would otherwise be provided to you pursuant to Sections 2, 3, 4, 5 and/or 6 will not be reduced by any compensation earned by you, or any retirement or other benefits provided to you, as the result of your employment by another employer after your Termination Date.

         In the event that you receive payments or other benefits in accordance with Section 9(c) and/or 9(d), you will not be required to mitigate the amount of such payments or other benefits, and the amount of such payments and other benefits will not be reduced by any compensation earned by you, or any retirement or other benefits provided to you, as the result of your employment by the Company or another employer after the Succession Effective Date.


         2. Separation Pay and Financial Counseling Benefits

         Upon Termination on or before the Section 2 Final Anniversary Date, as in effect on your Termination Date, you will be entitled to receive the following payment and other benefits.

         (a) Separation Pay. After Termination, you will be entitled to receive as Separation Pay an amount equal to the greater of the two amounts calculated pursuant to Section 2(a)(1) and 2(a)(2) below:

         (1) two times the sum of: (x) an amount equal to your annual base salary in effect on the Termination Date (or, if higher, an amount equal to your highest annual base salary in effect at any time on or after the Effective Date and before your Termination Date) (the higher of such two annual base salary amounts hereafter the "Termination Date Annual Base Salary"); and (y) an amount equal to your target annual incentive award opportunity, if any, for the year in which your employment is Terminated (or, if higher, an amount equal to the average of your actual annual incentive awards for the two years immediately preceding the year in which your employment is Terminated) (the higher of such two annual incentive amounts hereafter the "Termination Date Annual Incentive"); and


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
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         (2) an amount equal to the aggregate of all severance/separation or salary continuation payments, under any CBS Company plan(s) or program(s) or otherwise, that you would otherwise be entitled to receive on Termination.

         Whether your Separation Pay is calculated pursuant to Section 2(a)(1) or 2(a)(2), such payment will be provided solely pursuant to the terms of the Agreement and not pursuant to any CBS Company plan or program.

         This Separation Pay will be in lieu of any and all other severance/separation or salary continuation payments you might otherwise have been entitled to receive under any CBS Company plan or program or otherwise.

         Your Separation Pay will be payable to you in a single lump sum payment within 30 days after your Termination Date.

         If you should die after your Termination Date but before you receive your Separation Pay, such Separation Pay will be payable (at the same time and in the same amount that would have been payable to you) to your surviving spouse, if any, or, if you do not have a spouse or if your spouse predeceases you, to your estate.

         (b) Financial Counseling. You will be entitled to AYCO financial counseling, or to similar financial counseling services provided by another financial advisor selected by the Company, up to a cost to the Company of $5,000, for a period of up to six (6) months after your Termination Date.


         3. Supplemental Pension Payments

         (a) Supplemental Pension Payments. Upon Termination, you will be entitled to receive Supplemental Pension Payments, determined in accordance with
Section 3(b) if you are receiving Separation Pay pursuant to Section 2(a) or determined in accordance with Section 3(c) if you are not receiving Separation Pay pursuant to Section 2(a).

         (b) Supplemental Pension Payments if Separation Pay is Applicable. If, upon Termination, you are entitled to receive Separation Pay pursuant to Section 2(a), then you will receive Supplemental Pension Payments beginning in the month immediately following the second anniversary of your Termination Date calculated as set forth in the following paragraph and in the form you elect pursuant to
Section 3(d) below:


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 5


         Supplemental Pension Calculation. Your annual Supplemental Pension Payment will be the larger of the two amounts calculated pursuant to Section 3(b)(1) and 3(b)(2) below, respectively, and will, in either case, be paid to you net of the aggregate of any payments or other benefits you actually receive under any CBS Company executive pension and/or executive retirement plans apart from the Agreement (expressed as an annual amount calculated on the basis of a single life annuity commencing on the second anniversary of your Termination
Date):

         (1) an annual amount equal to your base amount (determined by multiplying (x) 1.47%, times (y) your Section 3(b) Average Annual Compensation, times (z) your number of years of Section 3(b) Credited Service (including any fraction of a whole year)) minus your Section 3(b) Qualified Plan Benefit; and

         (2) the aggregate annual supplemental pension amount (expressed as a single life annuity) that would be payable to you under the terms of all CBS Company executive pension and/or other executive retirement plans that you are eligible to participate in as in effect on your Termination Date as if you had remained an employee of the Company until the second anniversary of your Termination Date with an annual base salary equal to your Termination Date Annual Base Salary and had received two additional annual incentive awards, each in an amount equal to your Termination Date Annual Incentive, and as if you had met all of the requirements/qualifications for benefits under said plans and your employment had terminated on the second anniversary of your Termination Date.

         (c) Supplemental Pension Payments if Separation Pay is Not Applicable. If your employment is Terminated but you are not eligible to receive Separation Pay pursuant to Section 2(a), then you will receive Supplemental Pension Payments beginning in the month immediately following your Termination Date calculated as set forth in the following paragraph and in the form you elect pursuant to Section 3(d) below:

         Supplemental Pension Calculation. Your annual Supplemental Pension Payment will be the larger of the two amounts calculated pursuant to Section 3(c)(1) and 3(c)(2) below, respectively, and will, in either case, be paid to you net of the aggregate of any payments or other benefits you actually receive under any CBS Company executive pension and/or executive retirement plans apart from the Agreement (expressed as an annual amount calculated on the basis of a single life annuity commencing on your Termination Date):

         (1) an annual amount equal to your base amount (determined by multiplying (x) 1.47%, times (y) your Section 3(c) Average Annual Compensation, times (z) your number of years of Section 3(c) Credited Service (including any fraction of a whole year)) minus your Section 3(c) Qualified Plan Benefit; and


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 6


         (2) the aggregate annual supplemental pension amount (expressed as a single life annuity) that would be payable to you under the terms of all CBS Company executive pension and/or other executive retirement plans that you are eligible to participate in as in effect on your Termination Date as if you had met all of the requirements/qualifications for benefits under said plans on your Termination Date.

         (d) Form of Payment of Supplemental Pension.

         (1) The Supplemental Pension amount calculation pursuant to Section 3(b)(1) or 3(c)(1) is expressed as a single life annuity. However, if you are receiving Supplemental Pension Payments pursuant to Section 3(b)(1) or 3(c)(1), you may elect instead to receive your Supplemental Pension in accordance with any one of the optional forms of payment available with respect to your Section 3(b) or 3(c) Qualified Plan Benefit, as applicable (other than as a lump sum), subject to the same reductions or other provisions that would have applied with respect to such form of payment had you elected such form of payment with respect to your Section 3(b) or 3(c) Qualified Plan Benefit, as applicable. Such payments will be made in monthly installments, each equal to one-twelfth (1/12th) of the annual amount determined for the form of payment you select.

         Regardless of the form of payment you elect, once you begin to receive a Supplemental Pension calculated pursuant to Section 3(b)(1) or 3(c)(1), a minimum of sixty (60) times the monthly payment you would have received on a single life annuity basis (the "Guaranteed Amount") will be guaranteed as follows. If you elected a single life annuity payment option and die before receiving monthly payments which in the aggregate at least equal the Guaranteed Amount, then an amount equal to the Guaranteed Amount less the aggregate of the monthly Supplemental Pension Payments you received will be paid in a lump sum to your properly designated beneficiary, or, if none, to your estate or otherwise pursuant to the laws of descent and distribution. If you elected a survivor annuity and both you and your spouse or other joint annuitant die before the two of you have received monthly payments which in the aggregate at least equal the Guaranteed Amount, then an amount equal to the Guaranteed Amount less the aggregate of the monthly Supplemental Pension Payments you and your spouse or other joint annuitant received will be paid in a lump sum to (i) your properly designated beneficiary, or, if none, to your estate or otherwise pursuant to the laws of descent and distribution, if your spouse or other joint annuitant predeceases you, or (ii) your spouse's or other joint annuitant's properly designated beneficiary, or, if none, to their estate or otherwise pursuant to the laws of descent and distribution, if you die first.


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 7


         A properly designated beneficiary is one that is so designated on a form to be supplied to you or your surviving spouse or other joint annuitant by the Company on request, which form is properly executed and delivered to the Company.

         (2) If your Supplemental Pension is calculated pursuant to Section 3(b)(2) or 3(c)(2), you may elect to receive your Supplemental Pension in any form then available under the applicable CBS Company plan or plans, subject to any reductions or other provisions that would apply to your elected form of payment under such CBS Company plan(s).

         (3) The form of payment must be elected prior to commencement of payment of your Supplemental Pension.

         (e) Death in Active Service: Surviving Spouse Payments. In the event that, after the Effective Date, you die while an employee of any CBS Company and leave a surviving spouse, your spouse will receive Supplemental Pension Payments pursuant to the Agreement in the amount of 55% of the single life annuity amount that would have been calculated pursuant to Section 3(c) if your employment had Terminated on the date of your death, such payments to be made to your surviving spouse net of the aggregate of any payments or other benefits your surviving spouse actually receives as a surviving spouse under any CBS Company executive pension and/or executive retirement plan(s) apart from the Agreement (expressed as an annual amount calculated on the basis of a single life annuity for your spouse commencing on the date of your death). In calculating the amount of the Supplemental Pension you would have received pursuant to Section 3(c) had your employment Terminated on the date of your death, the aggregate of the amounts that your surviving spouse is entitled to receive under all CBS Company pension plans as your surviving spouse (expressed as an annual amount calculated on the basis of a single life annuity for your spouse commencing on your Termination
Date) will be substituted for the amounts you would have been entitled to receive under such plans.

         Surviving spouse Supplemental Pension Payments pursuant to Section 3(e) will commence in the second month after your death and continue for the life of your surviving spouse and will be payable in monthly installments, each equal to one-twelfth (1/2th) of the annual amount determined as set forth in the immediately preceding paragraph. An additional payment will be made with the first monthly payment equal to the regular monthly payment amount, as payments commence in the second month after your death rather than the first such month. Once your surviving spouse begins receiving Supplemental Pension Payments pursuant to Section 3(e), a minimum of sixty (60) payments will be guaranteed. In the event that your surviving spouse dies before she has received at least sixty (60) of such payments, then an amount equal to sixty (60) such payments less the aggregate of the monthly Supplemental Pension Payments your surviving spouse received will be paid in a lump sum to your spouse's properly designated beneficiary, or, if none, to her estate or otherwise pursuant to the laws of descent and distribution.


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 8


         A properly designated beneficiary is one that is so designated on a form to be supplied to your surviving spouse by the Company on request, which form is properly executed and delivered to the Company.

         (f) No Actuarial Reduction for Early Commencement. There will be no actuarial reduction for commencement of Supplemental Pension Payments at the time specified in the Agreement rather than at any later time.


         (g) Supplemental Pension Payments, whether calculated pursuant to
Section 3(b), 3(c) or 3(e), will be provided solely pursuant to the terms of the Agreement and not pursuant to any CBS Company plan or program, including, without limitation, the Westinghouse Executive Pension Plan.

         (h) In no event will the value of any stock options or any 401(k) plan benefits be considered in any way when determining the amount of any payments to be made pursuant to Section 3.


         4. Certain Welfare Benefits

         (a) Upon Termination after the Effective Date, subject to Section 4(c) below, you will be eligible for continued participation in all CBS Company health care, dental, vision care and life insurance programs in which you are participating on your Termination Date as such programs are in effect from time to time, and at employee contribution levels for the coverage selected that are applicable to senior-level executives from time to time, until the earlier of
(1) the date on which you attain age 55 or (2) the date on which you receive, or are eligible to receive, comparable or greater benefits under the plans and programs of a subsequent employer (such comparability to be determined by the Company on the basis of aggregate welfare benefits).

         (b) Further, subject to Section 4(c) below, after Termination and after you attain the age of 55, you will be eligible to participate in such Company retiree welfare benefits, if any, as may be in effect from time to time, and at the retiree contribution levels for the coverage selected, as if you were a Company retiree until the earlier of (1) the date on which you attain age 65 or
(2) the date on which you receive, or are eligible to receive, comparable or greater benefits under the plans and programs of a subsequent employer (such comparability to be determined by the Company on the basis of aggregate welfare benefits).


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 9


         (c) In the event that you are precluded from so continuing your participation in these CBS Company employee benefit plans or programs or are precluded from participating in such Company retiree programs, in either case by the terms of such plans or programs, then, at the election of the Company, the Company will either (1) provide you with an equivalent benefit, (2) reimburse you for the cost of obtaining an equivalent benefit (based on the lowest available cost), or (3) pay you a lump sum amount as determined by a reputable consultant in the employee benefits area selected by the Company as a reasonable estimate of the amount that would be sufficient, on a present value basis using such actuarial assumptions as such consultant deems appropriate, for you to obtain such benefits, less your applicable contribution level as set forth in
Section 4(a) and/or 4(b) above.


         5. Stock Option Benefits

          If, at any time after the Effective Date, your employment is Terminated, then notwithstanding the terms of any of your Company stock option agreement(s) that may be to the contrary, any Company stock options you may have that are outstanding on your Termination Date ("Stock Options") will not automatically terminate when you cease to be an employee of the Company and/or its Subsidiaries upon your Termination. Such of your Stock Options, if any, as are not yet exercisable as of your Termination Date will become exercisable ("vest") by you beginning on their normal vesting date(s) (i.e., the date(s) on which the Stock Options would have vested had you still been an employee) as long as they do not terminate earlier for some reason other than termination of employment. Those Stock Options, once vested, together with your then outstanding Stock Options, if any, that are vested and have not yet been exercised at the time of your Termination, will be exercisable by you in accordance with their terms as set forth in your Company stock option agreement(s) as modified hereby.

         Once your Company Stock Options vest, they will be exercisable by you at any time prior to the time when the option term(s) expire (or such earlier time as may be provided in the relevant Company long-term incentive plan in the event that you fail to comply with any condition or conditions that may be set forth in such plan).

         If, after the Effective Date, you should die either while an employee of any CBS Company or after your Termination Date but in either case before your Company Stock Options cease to be exercisable by you as set forth above, any nonvested Stock Options outstanding on the date of your death will vest immediately, and those Stock Options, together with your then outstanding Stock Options that are vested and have not yet been exercised at the time of your death, will be exercisable (but only to the extent that the Stock Options would have been exercisable by you) by a properly designated beneficiary


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 10


or by your estate until the earlier of (1) the time when they would have ceased to be exercisable by you had you not died, and (2) two years after the date of your death; provided, however, that if the terms of any Stock Options outstanding on the date of your death provide for a longer exercise period than two years after the date of your death, that longer exercise period will apply to those options.

         Any reload feature of your Company Stock Options which may have been available prior to your Termination will cease to be available effective as of your Termination.

         If your employment with the Company and/or its Subsidiaries is terminated for Cause, all of your Company stock options will be canceled upon such termination.

         All of your Company Stock Options are subject to the terms of your Company stock option agreement(s), as modified hereby. You should note that under certain of your Company Stock Option agreement(s), those Stock Options are also subject to early termination in the event that you fail to comply with certain conditions regarding competition and availability for consultation.

         In the event that, for any reason, your Company Stock Options cannot be modified so as to give effect to the provisions of the Agreement, whether because of the terms of the plan or plans pursuant to which they are granted or otherwise, then you (or your properly designated beneficiary or your estate, as applicable) will be granted replacement options, upon surrender of such Company Stock Options, such that the replacement options will provide the stock option benefits intended to be provided pursuant to the Agreement.


         6. Home Sale Payment

         If (a) your employment is Terminated after the Effective Date and prior to the third anniversary of the Effective Date and (b) within the twenty-four
(24) month period after your Termination you relocate your primary residence out of the New York, New York commuting area (or you change your primary residence in the New York, New York commuting area to another residence in the New York, New York commuting area with a price lower than your Cost (as defined below)), then you will be entitled to receive the payment set forth in the following paragraph.

         In the event that, after putting and maintaining such residence in marketable condition and after using reasonable efforts to sell such residence for a period of at least sixty (60) days, you are unable to sell your primary residence in the New York, New York commuting area at a price which, after payment of brokerage fees, would be at least


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 11


equal to the price at which you purchased such residence plus the cost of any capital improvements which you have made to such residence (together, the "Cost"), the Company will purchase said residence from you for an amount equal to said Cost (less any amount you receive from a new employer as a housing benefit related to the Cost) upon reasonable substantiation of said Cost and of your selling efforts.

         In order to receive this home sale payment, you must (1) notify the Company within the 24 month period after such Termination that you are relocating or changing your primary residence as set forth in the first paragraph of Section 6 above and that you have initiated the 60 day sale process described in the second paragraph of Section 6 above and (2) present to the Company, no later than ninety (90) days after the date of such notice, your request that the Company purchase said residence from you, together with reasonable substantiation of your Cost and of your selling efforts.


         7. Certain Limitations

         (a) In the event that the payments and other benefits conferred pursuant to the Agreement, taken together with all other payments made and other benefits provided to you, would result in any of such payments or other benefits being deemed an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or other similar provision, then the financial counseling and welfare benefits, if any, conferred under Section 2(b) and Section 4, respectively, will be reduced to the maximum amount which, if paid, would not result in any of such payments or other benefits being deemed an "excess parachute payment."

         (b) In the event that after reduction pursuant to Section 7(a) above, if any, the payments and other benefits conferred pursuant to the Agreement would still, when taken together with all other payments made and other benefits provided to you, result in any of such payments or other benefits being deemed an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or other similar provision, then the Company will compare the following two tentative amounts:

         (1) the total of (x) all other payments and other benefits to be made to you, plus (y) the payments and other benefits conferred pursuant to the Agreement reduced to the maximum amount which, if paid, would not result in any of such payments or other benefits being deemed an "excess parachute payment;" and

         (2) the total of all payments and other benefits to be made to you, including those conferred pursuant to the Agreement, less the amount of tax which would be incurred by you on all such payments and other benefits under Section 4999(a) of the Internal Revenue Code of 1986, as amended.


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 12


         If the tentative amount calculated as set forth in Section 7(b)(2) above is less than the tentative amount calculated as set forth in Section 7(b)(1) above, then the payments and other benefits conferred pursuant to the Agreement will be reduced to the maximum amount which, if paid, would not result in any of such payments or other benefits being deemed an "excess parachute payment."

         If, however, the tentative amount calculated as set forth in Section 7(b)(2) above is greater than the tentative amount calculated as set forth in
Section 7(b)(1) above, then the payments and other benefits conferred pursuant to the Agreement will not be subject to reduction pursuant to the provisions of this Section 7(b).

         (c) In the event that the payments or other benefits to be received under the Agreement are reduced by reason of Section 7(b), then in determining the priority of the payments and other benefits to be provided hereunder, the Company will: (i) first vest all of the stock options possible under the terms of Section 5, and only then (ii) provide for Supplemental Pension Payments as set forth in Section 3(b) or 3(c), as applicable, and only then (iii) pay any Separation Pay to be paid pursuant to Section 2(a), and only then (iv) provide for any home sale payment pursuant to the terms of Section 6, in each case to the extent possible within the limits imposed by Section 7(b).


         8. Certain Conditions

         (a) Payments under the Agreement will be made less all applicable tax withholdings and deductions authorized by you.

         (b) You acknowledge and agree that the consideration provided by the Company to you under the Agreement, including without limitation payments or other benefits to be made or provided by the Company to you pursuant to Sections 2, 3(b) or 3(c), 4, 5, 6 and/or 9, if any, is greater than and in addition to anything of value that you otherwise would be entitled to receive from the Company, and that the obligations assumed by you under the Agreement and in the Release are given and undertaken in consideration of, and are adequately supported by, the payments to be made and/or other payments to be provided to you by the Company under and pursuant to the Agreement.

         (c) In addition to compliance with the terms and provisions of any applicable plans or programs, as they may be modified hereby, pursuant to which any of such payments and/or other payments are provided, payment of any of the amounts and the providing of any of the other payments referred to or set forth in Sections 2, 3(b) or 3(c), 4, 5 and/or 6 is also subject to the following:


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Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 13


         (i) your granting the CBS Companies and any Spin-off Companies a general release (the "Release") substantially in the form attached to the Agreement (with such changes, if any, as may be appropriate in light of any intervening changes in law to provide the CBS Companies and any Spin-off Companies with the same level of protection as provided in the form attached);

         (ii) your not revoking the Release within the period provided therein; and

         (iii) your complying with all of your other obligations as set forth in the Agreement and in the Release.

         No payment will be made, or other payment provided, by the Company pursuant to Sections 2, 3(b) or 3(c), 4, 5 and/or 6 until the conditions set forth in Section 8(c)(i) and (ii) above have been met.

         (d) Payments and other payments provided in accordance with Section 9 will be subject to your complying with all of your obligations as set forth in the Agreement. However, notwithstanding anything in the Agreement to the contrary, payments and other payments provided in accordance with Section 9(c) and/or 9(d) will not be subject to the conditions set forth in Section 8(c)(i) and (ii) above or to the portion of Section 8(c)(iii) above relating to a Release.


         9. Successors and Assigns

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, in a form acceptable to you, and to perform the Agreement.

         (b) Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of the Agreement. Upon any such breach of the Agreement by the Company, in addition to any other remedies which may be available to you (including but not limited to equitable remedies), you will be entitled to receive payments and other benefits from the Company pursuant to the Agreement as if your employment with the Company had been Terminated on the date on which any such succession becomes effective (the "Succession Effective Date"). The provisions of this Section 9(b) will be implemented as set forth in Section 9(c) with respect to stock options and as set forth in Section 9(d) with respect to payments and other benefits pursuant to the Agreement.

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 14


         (c) For the purpose of implementing Section 9(b), any Company stock options that you may have that are outstanding immediately prior to the time such succession becomes effective (the "Succession Effective Time") will, if they are not already exercisable, become exercisable by you beginning immediately prior to the Succession Effective Time, and those stock options, together with your Company stock options that were already exercisable, will remain exercisable in accordance with their terms as modified by Section 5. Further, in the event that any adjustments favorable to the employee-holder are made to any Company stock options with respect to or in connection with such succession (including but not limited to the conversion of such stock options to, or replacement of such stock options with, stock options of such successor), your Company stock options will be treated in the same manner as those of the employee or employees who receive the adjustments most favorable to the employee(s).

         (d) Further, for the purpose of implementing your entitlement to receive payments and other benefits from the Company pursuant to the Agreement as set forth in Section 9(b), except as otherwise provided in Section 9(c) with respect to your Company stock options, you will be deemed to be entitled to all of such payments and other payments from the Company immediately prior to the Succession Effective Time; and notwithstanding anything in the Agreement to the contrary, upon written demand by you to the Chief Executive Officer of the Company, at your sole discretion, the Company will deliver such payments and other benefits to you immediately prior to the Succession Effective Time in the form of a lump sum, cash payment in immediately available funds consisting of the following:

         (i) an amount equal to your Separation Pay pursuant to Section 2(a), if the Succession Effective Date is on or before the Section 2 Final Anniversary Date;

         (ii) the amount of $5,000 in lieu of financial counseling benefits pursuant to Section 2(b), if the Succession Effective Date is on or before the Section 2 Final Anniversary Date;

         (iii) an amount equal to the actuarial equivalent on a lump sum basis (determined in accordance with Section 9(e)) of the Supplemental Pension Payments which you would otherwise be entitled to receive pursuant to Section 3(b) or 3(c), as applicable, on a single life annuity basis if your employment with the Company had been Terminated on the Succession Effective Date;

         (iv) an amount equal to the lump sum amount determined in accordance with Section 4(c)(3) in lieu of any welfare benefits pursuant to
         Section 4; and

         (v) an amount equal to (a) your Cost (as defined in Section 6), minus
         (b) the

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 15


         fair market value of your primary residence in the New York, New York commuting area immediately prior to the Succession Effective Time, as determined by two real estate appraisers selected by you at the Company's expense.

         (e) For purposes of Section 9(d)(iii), the actuarial equivalent of your Supplemental Pension Payments on a lump sum basis will be determined based on
(i) your age on the Succession Effective Date, (ii) the prevailing Internal Revenue Commissioner's standard table (described in Section 807(d)(5)(A) (or its successor provision) of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes (the "Internal Revenue Code"), and without regard to any other subparagraph of such Internal Revenue Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the Succession Effective Date that is prescribed by the Internal Revenue Commissioner in guidance published in the Internal Revenue Bulletin, and (iii) the rate of interest equal to the annual interest rate on 30-year Treasury securities as specified by the Internal Revenue Commissioner for the first full month preceding the calendar month in which the Succession Effective Date occurs.

         (f) For purposes of Section 9(d)(iii), there will be no actuarial reduction applied for the early deemed commencement of your Supplemental Pension Payments at the Succession Effective Date rather than at any later time prior to determining the actuarial equivalent of such payments on a lump sum basis in accordance with Section 9(e).

         (g) In no event will the value of any stock options or any 401(k) plan benefits be considered in any way when determining the amount of any payments to be made pursuant to Section 9(d)(iii).


         10. General

         (a) By your signature accepting the Agreement you resign, effective as of the Termination Date, from any and all offices and positions with CBS Corporation and any of its Subsidiaries or affiliates to which you have been elected or appointed and from all administrative, fiduciary or other positions you may hold with respect to arrangements or plans for, of or relating to, CBS Corporation or any of its Subsidiaries or affiliates.

         (b) You acknowledge and agree that the separation payment set forth in the Agreement is the only severance/separation or salary continuation payment that you will receive from the CBS Company(ies), and that you will be waiving any retention incentive payments and any other separation/severance or salary continuation payments that you

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 16


might otherwise be entitled to receive from CBS Corporation or its Subsidiaries or affiliates, including but not limited to separation payments under any and all CBS Company plans or programs or otherwise.

         (c) Certain Definitions. These terms or phrases will have the following meanings when used in the Agreement.

         (i) "Cause" will mean either of the following on your part: (1) being convicted in a court of law of (i) a felony or (ii) any lesser crime or offense than a felony which has caused demonstrable and serious injury to the Company and involves the property of the Company or any of its
         Subsidiaries: or (2) being guilty of willful gross neglect of duties or other willful grave misconduct in carrying out your duties with the CBS Companies; provided, however, that no act or failure to act will be deemed "Cause" if done, or omitted to be done, in good faith with a reasonable belief that the action or inaction was in the best interests of the Company.

         (ii) "CBS Company" will mean the Company or any Subsidiary of the Company or any Parent of the Company.

         (iii) "Company" will mean CBS Corporation and any successor to its business and/or assets as described in Section 9 which assumes and agrees to perform the Agreement, by operation of law or otherwise.

         (iv) "Effective Date" will mean the effective date of the Agreement as set forth in Section 12.

         (v) "Good Reason" will mean: (1) the occurrence without your express written consent of any of the following, when considered on the basis of a comparison to your overall job situation immediately prior to such event: (a) a material change or reduction in your title or the scope of your responsibilities and duties, a change in your reporting relationship such that you report to someone other than the Chairman or the Chief Executive Officer of the Company, or a substantial reduction in your authority with respect to policy decisions or financial approvals; provided, however, that a change that increases the scope of your responsibilities and duties or results in your having a more senior title will not itself be considered such a change; (b) requiring you to be based at any location that is different from the location where the most senior executives officers of the Company are based; or
         (c) except in each case as part of an across-the-board reduction applicable to all senior-level executives of the Company and its major Subsidiaries that is proportionate as applied to you, (i) a reduction in your base salary; (ii) a reduction in your target annual or long-term incentive award

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 17


         opportunity; or (iii) the termination or material reduction of your participation in otherwise applicable executive benefit plans or programs; or (2) the failure by the Company or any of its Subsidiaries to make any payments or provide any other benefits to you when due and such default by the Company and/or its Subsidiaries continues unremedied for a period of 15 days after notice of such default is given by you to the Chief Executive Officer of the Company.

         (vi) "Parent of the Company" will mean any corporation that owns stock possessing at least 50% of the voting power of the Company, either directly or through one or more of its Subsidiaries.

         (vii) "Release" will have the meaning set forth in Section 8(c)(i).

         (viii) "Section" will refer to a section of the Agreement unless otherwise indicated.

         (ix) "Section 2 Final Anniversary Date" will have the meaning set forth in Section 1(a).

         (x) "Section 3(b) Average Annual Compensation" will mean the amount equal to the sum of: (x) 12 times the amount equal to the average of the five highest numbers out of the following 10 numbers: the first eight numbers, respectively, being the numbers equal to your respective monthly base salaries on the eight consecutive December 1sts which immediately precede your Termination Date, and the ninth and tenth numbers each being the number equal to one-twelfth (1/12th) of the number which equals the amount of your Termination Date Annual Base Salary; and (y) the amount equal to the average of the five highest numbers out of the following 10 numbers: the first eight numbers, respectively, being your annual incentive compensation awards, if any, paid under the Company's annual incentive program(s) during the eight year period immediately preceding your Termination Date, and the ninth and tenth numbers each being the number equal to the amount of your Termination Date Annual Incentive; provided, however, if your base salary is reduced during the 12 month period immediately preceding your Termination Date, then for purposes of calculating your Section 3(b) Average Annual Compensation, the most recent December 1 monthly base salary number and the most recent annual incentive compensation award number in the eight year period immediately preceding your Termination Date will be replaced by the same number that is used for the ninth and tenth numbers in such series, if higher.

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 18


         (xi) "Section 3(b) Credited Service" will mean the period from your first day of service as an employee of the Company to the second anniversary of your Termination Date.

         (xii) "Section 3(b) Qualified Plan Benefit" will mean the aggregate of the amounts that you are entitled to receive under all CBS Company defined benefit pension plans and defined contribution pension plans in which you participate or have participated prior to your Termination Date in each case expressed as an annual amount calculated on the basis of a single life annuity commencing on the second anniversary of your Termination Date, whether or not you could or do actually obtain payment of those benefits in that form.

         (xiii) "Section 3(c) Average Annual Compensation" will mean the amount equal to the sum of: (x) 12 times the amount equal to the average of the five highest of the ten respective numbers which are equal to your respective monthly base salaries on the ten consecutive December 1sts which immediately precede your Termination Date; and (y) the amount equal to the average of the five highest of the ten numbers equal to your annual incentive compensation awards, if any, paid under the Company's annual incentive program(s) during the ten year period immediately preceding your Termination Date; provided, however, if your base salary is reduced during the 12 month period immediately preceding your Termination Date, then for purposes of calculating your Section 3(c) Average Annual Compensation, the most recent December 1 monthly base salary number and the most recent annual incentive compensation award number in the ten year period immediately preceding your Termination Date will, in each case, be replaced by the following, if higher: in the case of the December 1 monthly base salary, the number equal to 1/12th of the number equal to your Termination Date Annual Base Salary; and in the case of the annual incentive compensation award number, the amount of your Termination Date Annual Incentive.

         (xiv) "Section 3(c) Credited Service" will mean the period from your first day of service as an employee of the Company to your Termination Date.

         (xv) "Section 3(c) Qualified Plan Benefit" will mean the aggregate of the amounts that you are entitled to receive under all CBS Company defined benefit pension plans and defined contribution pension plans in which you participate or have participated prior to your Termination Date, in each case expressed as an annual amount calculated on the basis of a single life annuity commencing on your Termination Date whether or not you could or do actually obtain payment of those benefits in that form.

         (xvi) "Separation Pay" will mean the payment set forth in Section 2(a).

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 19


         (xvii) "Spin-off Companies" will mean any company or companies that the Company may spin off to its shareholders, together with such spin-off company's subsidiaries, affiliates, and their respective successors and assigns.

         (xviii) "Subsidiary" will mean, unless the context otherwise requires, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in such chain owns stock possessing at least 50% of the voting power in one of the other corporations in such chain.

         (xix) "Supplemental Pension Payment(s)" will mean the payment(s) set forth in Section 3.

         (xx) "Termination" (or your employment being "Terminated") will mean that you are no longer an employee of the Company and ceased to be so employed either because (1) your employment with the Company is terminated by the Company (other than by reason of your death or for Cause) or (2) you terminate your employment with the Company for Good Reason or (3) for purposes of the payments and other benefits set forth in Sections 3 and 5 only, you terminate your employment with the Company for any reason (other than for Good Reason, which is dealt with in Section 10(c)(xx)(2)) on or after the earlier of (i) your 58th birthday and (ii) the earliest date on which you qualify for retirement under a CBS Company pension plan in which you then participate.

                  Your ability to terminate your employment with the Company for Good Reason will not be affected by any inability on your part to perform your regular duties with the CBS Companies due in whole or in part to any physical or mental infirmity.

         (xxi) "Termination Date" will mean the date on which your employment is Terminated and you are no longer an employee of the Company.

         (xxii) "Termination Date Annual Incentive" will have the meaning set forth in Section 2(a)(1)(y).

         (xxiii) "Termination Date Annual Base Salary" will have the meaning set forth in Section 2(a)(1)(x).

         (d) Nothing in the Agreement will operate or be construed as a contract or assurance of or a right to continued employment with the Company or any of its affiliates, or will interfere in any way with the right of the Company or any of its affiliates to terminate your employment at any time for any reason, with or without Cause.

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 20


         11. Other agreements, obligations and understandings

         (a) Payments pursuant to the Agreement are not eligible for deferral under any Company Deferred Incentive Compensation Program. Payment of any incentive compensation awards that you may have deferred in the past under the terms of a Company Deferred Incentive Compensation Program that have not yet been paid as of your Termination Date will be made to you in accordance with the terms of that program as in effect from time to time, beginning in the January following your Termination Date. You should contact Mr. Anthony Kaddo at AYCO (1-800-342-2779) prior to your Termination Date to make any necessary elections regarding the payment of any deferral account or accounts you may have.

         (b) Receipt of any and all payments and other benefits pursuant to the Agreement will be subject to the limitations and conditions set forth in Section 1(a). Breach of the Agreement and/or the Release, where applicable, will be deemed to have occurred and payments and other benefits will be suspended immediately upon your failure to comply with any of such obligations. Payments and other benefits suspended for breach of any of your obligations will not thereafter be resumed unless the Company determines that no breach has occurred, whether or not you terminate the activity or activities which resulted in such breach.

         (c) If you should breach the Agreement, nothing stated in the Agreement will be construed as prohibiting the CBS Companies and/or the Spin-off Companies from pursuing all judicial legal and equitable rights and remedies available to them, including but not limited to equitable relief and the recovery of all other legal relief, such as lost profits, attorneys' fees, and compensatory damages, from you.

         If the Company should breach any of its obligations to you pursuant to
Section 9, nothing stated in the Agreement will be construed as prohibiting you from pursuing all judicial legal and equitable rights and remedies available to them, including but not limited to equitable relief and the recovery of all other legal relief, such as attorneys' fees and compensatory damages, from the Company.

         (d) If for any reason any provision of the Agreement is held to be invalid, illegal or unenforceable, such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and the remaining provisions of the Agreement will not be affected and will remain in full force and effect.

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 21


         (e) Except as otherwise provided in the Agreement, your participation in and rights under any employee benefit plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (ERISA)), any incentive or deferral plans of the Company, and any stock option plans of the Company will be governed by the terms and provisions of such plans.

         (f) The Agreement will be binding upon and inure to the benefit of you and the Company, its successors and assigns; provided, however, that the Company will require its successors and assigns to expressly assume, agree to perform, and perform the Agreement in the same manner and to the same extent that the Company would be required to perform the Agreement if no such succession and assignment had taken place. Your rights hereunder may not be transferred or assigned in any way (whether by operation of law or otherwise) and your duties hereunder may not be delegated without the prior written consent of the Company.

         (g) The Agreement is made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed by and under the law of the State of New York without reference to principles of conflict of laws. The Agreement, together with the Release, your Employee Intellectual Property Agreement with the Company and your Company stock option agreement(s), if any, supersedes and replaces all prior commitments, negotiations, representations, agreements and understandings made to or with you, whether oral or written, with respect to the subject matter hereof. The Agreement may be amended, modified or waived only by a written agreement executed by both of the parties hereto. No waiver of any provision of the Agreement at any one time will be deemed a waiver of such provision at any subsequent time. The headings of the Sections and subsections of the Agreement are inserted for convenience only. Such headings will not affect the meaning of any of the provisions of the Agreement and will not be deemed a part of the Agreement.


         12. Conditions to Effectiveness

         Upon execution by both you and CBS Corporation, the Agreement will be effective as of March 2, 1999 (the "Effective Date").

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 22


         If the Agreement is acceptable to you, please sign the original copy of the Agreement and return it to me at CBS Corporation. You should keep a copy of the Agreement for your records. By signing and returning the unmodified original copy of the Agreement, you acknowledge that you understand and accept the terms and conditions set forth above.



                                            Sincerely,

                                            CBS CORPORATION



                                            By: /s/ David T. McLaughlin
                                               ---------------------------
                                               David T. McLaughlin
                                               Chairman


cc:      A.C. Straka                        Date: April 15, 1999
         K. Beldegreen                           -------------------------

Mr. Louis J. Briskman                               CONFIDENTIAL AND PROPRIETARY
March 2, 1999
Page 23


                                   ACCEPTANCE

         I acknowledge that I have read, understand and agree with and to the terms and conditions stated in the foregoing Agreement. By my signature I acknowledge that the consideration set forth in the Agreement is adequate compensation for all of my agreements contained herein and in the Release, that I have had the opportunity to consult with counsel of my own choosing regarding the Agreement, and that in signing the Agreement, I intend to be legally bound by it.


           /s/ Louis J. Briskman                    April 8, 1999
         -----------------------------            -----------------
               Louis J. Briskman                         Date